Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

The undersigned, Michael R. Splinter and Joseph J. Sweeney, hereby certify that:

1.	They are the President and Chief Executive Officer, and Secretary, respectively, of Applied Materials, Inc., a Delaware corporation.

2.	The Certificate of Incorporation, as amended, of this corporation hereby is amended by deleting Article NINTH thereof in its entirety.

3.	The Certificate of Incorporation, as amended, of this corporation hereby is further amended by renumbering Articles TENTH and ELEVENTH as Articles NINTH and TENTH, respectively.

4.	The Certificate of Incorporation, as amended, of this corporation hereby is further amended by deleting Article TWELFTH thereof in its entirety and adding a new Article ELEVENTH to such Certificate, to read in its entirety as follows:

ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in this Certificate of Incorporation, including this Article ELEVENTH, may not be amended or repealed in any respect unless such amendment or repeal is approved by the affirmative vote of not less than a majority of the total voting power of all outstanding shares of stock in this corporation entitled to vote thereon.

5.	The foregoing amendments of the Certificate of Incorporation were duly adopted by the Board of Directors of this corporation on December 8, 2008 and by the stockholders of this corporation on March 10, 2009, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this corporation has caused this Certificate to be executed by its duly authorized officers this 10th day of March 2009.

APPLIED MATERIALS, INC.

By:	/s/ Michael R. Splinter
Michael R. Splinter President and Chief Executive Officer

Attest:	/s/ Joseph J. Sweeney
Joseph J. Sweeney Secretary